SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-8

                          REGISTRATION STATEMENT
                     Under The Securities Act of 1933

                       RESCON TECHNOLOGY CORPORATION
                       -----------------------------
           (Exact name of Registrant as specified in its charter)

     Nevada                                                 83-0210455
(State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                     Identification Number)

         Vanderbilt Center, 300 Vanderbilt Motor Parkway, Suite 200
         ----------------------------------------------------------
                          Hauppage, New York 11788
                         -------------------------
        (Address, including zip code of Principal Executive Offices)

                           Consulting Agreements
                           ---------------------
                          (Full Title of the Plan)

                      Christian Nigohossian, President
                     ----------------------------------
                       Rescon Technology Corporation
         Vanderbilt Center, 300 Vanderbilt Motor Parkway, Suite 300
                          Hauppage, New York 11788
                               (631) 630-2240
                              ---------------
         (Name, address, including zip code, and telephone number,
                 including area code,of agent for service)

                                  Copy to:
                          Ronald L. Poulton, Esq.
                              Poulton & Yordan
                    136 East South Temple, Suite 1700-A
                         Salt Lake City, Utah 84111
                               (801) 355-1341

                      CALCULATION OF REGISTRATION FEE

________________________________________________________________________________
                                     Proposed       Proposed
  Title of            Amount         Maximum        Maximum
  Securities          to be          Offering       Aggregate      Amount of
  to be               Registered     Price Per      Offering       Registration
  Registered          (1)            Share (2)      Price(2)       Fee
________________________________________________________________________________
Common Stock          750,000        $0.165         $123,750       $10.01
par value $.0001,

________________________________________________________________________________

(1) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act")and computed pursuant to Rule 457(h) under the Securities Act.

                          RESCON TECHNOLOGY CORPORATION
                       REGISTRATION STATEMENT ON FORM S-8

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

     Item 1.  Incentive Plan Information.

     The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

     Item 2.  Registration Information and Incentive Plan Annual Information.

     The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.  Incorporation of Documents by Reference.

     The following documents and information previously filed with the Securities and Exchange Commission (the "Commission") by Rescon Technology Corporation (the "Registrant") are hereby incorporated herein by reference:

     - The Registrant's Annual Report on Form 10-KSB for the fiscal year ended August 31, 2002, filed on December 10, 2002, and amendment on Form 10-KSB/ A-1 as filed on January 24, 2003, pursuant to Section 13(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act");
     - The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended February 28, 2003, and amendment on Form 10-QSB/A-1 filed with the Commission on April 30, 2002 and May 7, 2003, respectively; and
     - The Registrant's Current Reports on Form 8-K, filed with the Commission on March 3, 2003 and June 16, 2003.

      In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

                                        2

     Item 4.  Description of Securities.

     The shares issuable under the consulting agreements are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

     Description of Common Stock.
     ----------------------------
     Our authorized capital stock consists of 1,000,000,000 shares of common stock with a $.0001 par value. As of the date of this registration statement, we have approximately 20,875,869 outstanding shares of common stock, all of which is validly issued, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when declared by the Board of Directors out of funds legally available therefore. Any such dividends may be paid in cash, property or shares of our common stock. We have not paid any dividends since our inception. All dividends will be subject to the discretion of the Board of Directors, and will depend upon, among other things, our operating and financial conditions, our capital requirements and our general business conditions. Therefore, there can be no assurance that any dividends on our common stock will be paid in the future.

     All shares of our common stock have equal voting rights and, when validly issued and outstanding, have one vote per share on all matters to be voted upon by the shareholders. Cumulative voting in the election of directors is not allowed, and a quorum for shareholder meetings shall result from a majority of the issued and outstanding shares present in person or by proxy. Accordingly, the holders of a majority of the shares of common stock present, in person or by proxy at any legally convened shareholders' meeting at which the Board of Directors is to be elected, will be able to elect all directors and the minority shareholders will not be able to elect a representative to the Board of Directors.

     There are no pre-emptive or conversion rights, no redemption or sinking fund provisions, and shares are not liable for further call or assessment. Each share is entitled to share pro rata any assets available for distribution to holders of its equity securities upon our liquidation.


     The Transfer Agent for the Registrant is Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

     Item 5.  Interests of Named Experts and Counsel.

     Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

     Poulton & Yordan, counsel for the Registrant named in this registration statement as giving an opinion on the validity of the securities, will be receiving a 200,000 shares of common stock pursuant to a Retainer Agreeement with the Company under this Form S-8 registration statement in exchange for legal services previously rendered to the Company.

                                        3

     Item 6.  Indemnification of Directors and Officers.

     Under the Nevada Revised Statutes, a corporation has the power to indemnify any person who is made a party to any civil, criminal, administrative or investigative proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person was a director, officer, employee or agent of the corporation, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement of any such actions; provided, however, in any criminal proceeding, the indemnified person shall have had no reason to believe the conduct committed was unlawful.

     Item 7.    Exemption from Registration Claimed.

     Not applicable.

     Item 8.    Exhibits.

Exhibit
Number    Description                                            Location

4.1       Retainer Agreement between Rescon Technology           Attached
          Corporation and Edward Toscano, Esq.

4.2       Retainer Agreement between Rescon Technology           Attached
          Corporation and Poulton & Yordan.

4.3       Consulting Agreement between Rescon Technology         Attached
          Corporation and StanislavGyoshev.


5.1       Opinion of counsel as to legality of securities        Attached
          being registered.

23.1      Consent of counsel (contained in Exhibit 5.1).         Attached

23.2      Consent of Mantayla McReynolds,                        Attached
          Independent Accountants.

24.1      Power of Attorney (included on page 7 herein).         Attached

99.1      Participants Letter                                    Attached

99.2      Response Letter of Edward J. Toscano                   Attached

99.3      Response Letter of Poulton & Yordan                    Attached

99.4      Response Letter of Stanislav Gyoshev                   Attached

                                        4

     Item 9.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                        5

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 30, 2002.

                             RESCON TECHNOLOGY CORPORATION



                             By: /s/ Christian Nigohossian
                             ________________________________________
                             Christian Nigohossian, Chief Executive Officer


                                        6

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christian Nigohossian his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed on this 30th day of June 2003, by the following persons in the capacities indicated:


Signatures                         Title
----------                         -----


/s/ Christian Nigohossian          Chief Executive Officer and Director
-------------------------          Christian Nigohossian



                                        7


                                Index to Exhibits

Exhibit
Number    Description                                            Location
-------   --------------------------------------------------     ----------
4.1       Retainer Agreement between Rescon Technology           Attached
          Corporation and Edward J. Toscano.

4.2       Retainer Agreement between Rescon Technology           Attached
          Corporation and Poulton & Yordan.

4.3       Consulting Agreement between Rescon Technology         Attached
          Corporation and Stanislav Gyoshev.

5.1       Opinion of counsel as to legality of securities        Attached
          being registered.

23.1      Consent of counsel (contained in Exhibit 5.1).         Attached

23.2      Consent of Mantayla McReynolds,                        Attached
          Independent Accountants.

24.1      Power of Attorney (included on page 7 herein).         Attached

99.1      Participants Letter                                    Attached

99.2      Response Letter of Edward J. Toscano                   Attached

99.3      Response Letter of Poulton & Yordan                    Attached

99.4      Response Letter of Stanislav Gyoshev                   Attached



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